Exhibit (c)(xiii) Preliminary and Confidential Illustrative Vote Analysis July 2024

Preliminary and Confidential TCP-ASC Warrant Analysis TCP-ASC Warrants Votes Required to Secure Majority Voting Shares Voting Shares ▪ TCP-ASC owns 124.3mm common shares (31% of (0% Warrants Ex.) (100% Warrants Ex.) voting shares) and 40.5mm unexercised warrants Shares % Shares % – On a fully converted basis, TCP-ASC could vote TCP-ASC 124.3 31.1% 164.8 37.4% 164.8mm shares (37.4% of all voting shares) NMC 136.0 34.0% 136.0 30.9% ▪ Assuming zero conversion, 46.1% or 64.3mm (1) 139.6 34.9% 139.6 31.7% Unaffiliated unaffiliated shares would need to vote to approve Total Voting Shares 399.8 100.0% 440.3 100.0% a transaction in addition to NMC Majority % 50.1% 50.1% ▪ This rises to 60.6% or 84.6mm if TCP-ASC Implied Votes Required (Total) 200.3 50.1% 220.6 50.1% exercised all 40.5mm warrants (Less): NMC Shares Voted Yes (136.0) (136.0) Non-NMC Votes Required for Majority 64.3 16.1% 84.6 19.2% % of Unaffiliated Votes 46.1% 60.6% Illustrative Capitalization Exercising all 40.5mm warrants increases votes required by 20.3mm (an additional ~15% of unaffiliated votes) 31.7% 33.2% 32.4% 34.0% % of Particip. Vote Req’d 34.9% TCP-ASC Voting Unaffiliated Unaffiliated Participation Shares / % of Total Votes Req’d 100% 90% 30.9% 31.6% 32.4% 33.2% 34.0% 0% 124.3 / 31.1% 64.3 46.1% 51.2% 0mm 9.2% 4.8% 7.1% 2.5% 25% 37.4% 134.4 / 32.8% 69.4 49.7% 55.3% 31.1% 30.3% 29.6% 28.9% 10.1mm 28.2% 50% 144.5 / 34.4% 74.5 53.4% 59.3% 20.2mm 0% 25% 50% 75% 100% % of 40.5mm TCP-ASC Warrants Exercised 75% 154.6 / 35.9% 79.5 57.0% 63.3% 30.3mm TCP-ASC (Basic) TCP-ASC (Warrants) NMC Unaffiliated 100% 164.8 / 37.4% 84.6 60.6% 67.4% 40.5mm Source: Company materials. 1 (1) Represents voting shares not owned by TCP-ASC and NMC assuming 399.8mm total eligible voting shares per R1 8-K filed May 22, 2024. Does not include any exercised TCP-ASC warrants. % TCP-ASC Warrants Exerc. (Millions of shares)